EXHIBIT 3.9

AQUA ACQUISITION HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) for AQUA ACQUISITION HOLDINGS LLC, a Delaware limited liability company (the “Company”), is entered into on March         , 2004 by and between ASK JEEVES, INC., a Delaware corporation (the “Sole Member”) and the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, the Sole Member and the Company agree as follows:

ARTICLE I
FORMATION, NAME, PURPOSES, DEFINITIONS

1.1                               Organization; Compliance; Tax Classification.

(a)                                 In accordance with the Delaware Limited Liability Company Act (the “Act”), as it may be amended from time to time, the Sole Member has formed this Delaware manager-managed limited liability company effective upon the filing of the Company’s Certificate of Formation with the Delaware Secretary of State.  The Company’s affairs shall be governed by this Agreement and the laws of the State of Delaware.  The Company shall, from time to time hereafter, as may be required by law, execute any required amendments to its Certificate of Formation, and do all filings, recordings and other acts as may be appropriate to comply with the operation of the Company under the Act.

(b)                                 For Federal income tax purposes, the Company shall be treated as a single-member limited liability company recognized as a disregarded entity under Treasury Regulation Section 301.7701-3.

1.2                               Company Name.  The Company’s name shall be “Aqua Acquisition Holdings LLC” or such other name as the Sole Member may select.

1.3                               Property of the Company.  All Company business shall be conducted in the Company name.  The Company shall hold title to all of its property in the Company name.

1.4                               Place of Business.  The office address at which Company records shall be kept and the Company’s principal place of business address shall be 5850 Horton Street, Suite 350, Emeryville, CA 94608, or such other place or places as the Sole Member may determine.

1.5                               Purpose.  The Company’s business purpose shall be to engage in any lawful business as the Act may authorize.  The Company will acquire the business currently conducted by Indigo, Inc., a Delaware corporation, in a merger of Indigo, Inc. with and into the Company.

1.6                               Powers.  The Company is authorized to engage in all activity permitted by the Act that is germane to the Company’s business.

1.7                               Agent for Service of Process.  The name and business address of the agent for service of process is Steve Sordello, c/o Ask Jeeves, Inc., 5850 Horton Street, Suite 350, Emeryville, CA 94608, or such other Person as the Sole Member shall designate.

1.8                               Term.  The term of this Company shall commence upon the filing of its Certificate of Formation with the Delaware Secretary of State and shall continue until such time as it shall be terminated under the provisions of Article IX hereof.

1.9                               Nature of Sole Member’s Interest in the Company.  The interest of the Sole Member shall be personal property for all purposes.  All real or other property owned by the Company shall be deemed owned by the Company, as an entity, for other legal purposes except income tax purposes.

1.10                        Definitions.  Capitalized words and phrases used in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this written Limited Liability Company Agreement, which the Sole Member hereby declares shall govern the Company’s operation and the Company’s relationship to the Sole Member for purposes other than income taxes.

“Capital Contribution” means the amount of cash and any other property the Sole Member contributes to the Company from time to time.

“Company” means Aqua Acquisition Holdings LLC, a Delaware limited liability company.

“Manager” means only the Sole Member, or such other Person that the Sole Member may designate from time to time.

“Person” includes any individual, general partnership, limited partnership, limited liability company, corporation, trust, estate and other association.

“Sole Member” means only Ask Jeeves, Inc., a Delaware corporation, or such other Person that may become the Company’s Sole Member.

ARTICLE II
CAPITALIZATION OF THE COMPANY

In exchange for its membership interest in the Company, the Sole Member agrees to contribute those assets listed on Exhibit A (the “Initial Contribution”).  The Sole Member may from time to time contribute additional assets to the Company.

ARTICLE III
PROFITS, LOSSES, DISTRIBUTIONS

3.1                               Distributions.  Subject to the Company’s reasonably anticipated business needs and opportunities of the Company, including, but not limited to, the establishment of any reserves deemed necessary by the Manager, any of the Company’s excess cash and/or property may be distributed periodically and solely to the Sole Member, at the Manager’s sole and absolute discretion.

3.2                               Limitation Upon Distributions.  Notwithstanding Section 3.1 above, no distribution shall be declared and paid unless, after the distribution is made, the Company’s assets are in excess of all the Company’s liabilities.

3.3                               Loans to Company.  Nothing in this Agreement shall prevent the Company from making secured or unsecured loans to the Sole Member or to other Persons at the Manager’s sole and absolute discretion.

ARTICLE IV
MANAGEMENT OF THE COMPANY

4.1                               Management by Manager.  The business and affairs of the Company shall be managed by a Manager, or by third parties at the Manager’s direction.  Initially, the Sole Member shall serve as the Manager of the Company.  The Manager shall direct, manage and control the Company’s business to the best of the Manager’s ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager deems to be reasonably required to accomplish the Company’s business objectives.  The Manager may cause the Company to appoint officers and agents of the Company with such titles and authorities as the Manager shall determine.

4.2                               Compensation of the Manager.  The Company shall reimburse the Manager for reasonable expenses incurred in connection with the Company’s business.  The Company shall compensate the Manager for the Manager’s services for such amount and upon such terms and conditions as the Sole Member determines, from time to time, in the Sole Member’s sole and absolute discretion.

4.3                               Authorization.  Except as otherwise provided in this Agreement, any Person dealing with the Company may rely upon a certificate signed by the Manager as to:

(a)                                 The Sole Member’s identity;

(b)                                 The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by any Company officer or agent, or which are in any other manner germane to Company affairs;

(c)                                  The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d)                                 Any act or failure to act by the Company or any other matter whatsoever involving the Company.

4.4                               Activities of the Manager.  The Manager shall devote so much of its time to Company affairs and the conduct of Company business as the Manager shall reasonably determine to be required and shall not be obligated to do or perform any act or thing in connection with Company business not expressly set forth herein.

4.5                               Exculpation.  The Manager shall not be liable to the Sole Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from the Manager’s willful misfeasance, gross negligence, or disloyalty.  The Manager may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.  Notwithstanding the foregoing, the provisions of this Section 4.5 shall not be construed so as to relieve (or attempt to relieve) the Manager of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.5 to the fullest extent permitted by law.

4.6                               Indemnification.

(a)                                 The Company shall indemnify and hold harmless the Manager from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys fees and expenses), costs or damages suffered or sustained by reason of being or having been the Manager, or arising out of or in connection with any action or failure to act, unless such act or failure to act was the result of willful misfeasance or gross negligence.  The Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by the Manager in connection with defense of any pending or threatened action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder, subject to the Manager’s agreement to reimburse the Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that the Manager was not entitled to indemnification under this Section 4.6.

(b)                                 Notwithstanding the foregoing, the provisions of this Section 4.6 shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 4.6 to the fullest extent permitted by law.

4.7                               Conflicts of Interest; the Company.  The Manager may cause the Company to enter into agreements with any Person in which the Manager is directly or indirectly interested in or connected with, provided that the terms and conditions of such agreement are no less favorable to the Company than those that could be obtained from an unrelated third-party.

ARTICLE V
RIGHTS AND OBLIGATIONS OF THE SOLE MEMBER

5.1                               Limitation of Liability.  The Sole Member’s liability for the debts and other obligations of the Company shall be strictly limited as set forth in the Act and other applicable law.

5.2                               Amendment of Agreement.  This Agreement may only be amended with the Sole Member’s consent.

ARTICLE VI
MEETINGS

No annual or special meetings of the Sole Member are required.  Any action required or permitted to be taken at any meeting may be taken without a meeting if written consent setting forth the action to be taken is signed by the Sole Member.

ARTICLE VII
ACCOUNTING AND TAX ELECTIONS

7.1                               Tax Returns.  The Company, as a single-member limited liability company, shall not file separate Federal income tax returns.

7.2                               Accounting Method.  The Company’s books and records of account shall be prepared and maintained on the same basis and in a manner consistent with the Sole Member’s investment and business records.

7.3                               Fiscal Year.  The Company’s fiscal year shall be the same as the Sole Member’s fiscal year.

7.4                               Bank Accounts.  The Company funds shall not be commingled with the Sole Member’s funds, rather the funds of the Company shall be maintained in a separate account or accounts in the Company’s name.  The Company’s bank accounts shall be maintained in such federally insured banking institutions as are approved by the Manager and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement.

7.5                               Records, Audits and Reports.  The Company shall maintain or cause to be maintained records and accounts of all Company expenditures.  At a minimum the Company shall keep at its principal place of business, during the term of the Company, the following records:

(a)                                 A current list of the full name and last known business, residence, or mailing address of each Sole Member and Manager, both past and present;

(b)                                 A copy of the Company’s Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)                                  Copies of the Company’s Federal, state, and local tax returns and reports, if any, for the six most recent years; and

(d)                                 Copies of the Company’s currently effective written operating agreement and all amendments thereto, copies of any prior written operating agreement no longer in effect, copies of any writings permitted or required with respect to the Sole Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the six most recent years.

ARTICLE VIII
RESTRICTIONS ON TRANSFERABILITY; ADMISSION OF NEW MEMBERS

8.1                               General.  No interest of the Company may be assigned, transferred, or otherwise disposed of without the Sole Member’s consent.  Any attempted transfer, assignment, encumbrance, hypothecation or other disposition in contravention of this Section 8.1 shall be null and void.

8.2                               Admission of New Members.  No Person shall be admitted as a member of the Company after the date of this Agreement without the Sole Member’s written approval.

ARTICLE IX
DISSOLUTION AND WINDING UP

9.1                               Dissolution.  The Company shall dissolve and commence winding up and liquidating only upon the occurrence of the first to occur of any of the following (individually, a “Terminating Event”):

(i)                                     At the Sole Member’s written direction of the Sole Member, at any time; or

(ii)                                  The happening of any other event that makes it unlawful or impossible to carry on Company business.

9.2                               Winding Up.  Upon a Terminating Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, but the Company’s separate existence shall continue until a Certificate of Cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

9.3                               Liquidation and Distribution of Assets.  The Manager shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets upon a Terminating Event.  Any assets not required to discharge any liabilities shall be distributed to the Sole Member.  Upon the completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.  The Company shall comply with any applicable requirements of the Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

9.4                               Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Sole Member, the Manager shall execute and file a Certificate of Cancellation with the Delaware Secretary of State in the manner provided in the Act.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1                        Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Sole Member and the Sole Member’s respective legal representatives, successors, transferees, and assigns.

10.2                        Time.  Time is of the essence with respect to this Agreement.

10.3                        Headings.  Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

10.4                        Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

10.5                        Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

10.6                        Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

10.7                        Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Sole Member.

10.8                        No Third-Party Beneficiaries.  No term or provision of this Agreement is intended to or shall be for the benefit of any Person, firm, corporation or other entity not a party hereto, and no such other Person, firm, corporation or other entity shall have any right or cause of action hereunder.

10.9                        Amendment of Agreement.  This Agreement may be amended or modified only by a written instrument adopted by the Sole Member.

10.10                 Counterpart Execution; Facsimile Signatures.  This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Manager and the Sole Member have signed the same document pursuant to original signatures.  All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, The Sole Member and the Company have entered into this Agreement as of the date first above set forth.

SOLE MEMBER:

ASK JEEVES, INC.,
a Delaware corporation

/s/ Steve Berkowitz
By:	Steve Berkowitz
Title:	CEO

COMPANY:

AQUA ACQUISITION HOLDINGS LLC,
a Delaware limited liability company

By: ASK JEEVES, INC.,
a Delaware corporation

/s/ Steve Sordello
By:	Steve Sordello
Title:	CFO

EXHIBIT “A”

CAPITAL CONTRIBUTION

$100.00